Exhibit 4.1
September 14, 2005
VIA FAX
(212) 758-9620
HFTP Investment LLC
Gaia Offshore Master Fund, Ltd.
Caerus Fund Ltd.
c/o Promethean Asset Management, LLC
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Attn: Robert J. Brantman
Ladies and Gentlemen:
          Reference is made to Warrant Nos. 4, 5, and 6, issued April 29, 2003 (collectively, the “Promethean Warrants”), by Zix Corporation (“ZixCorp”) to HFTP Investment, L.L.C. (exercisable for 348,759 shares, without giving effect to any anti-dilution adjustments after August 11, 2005), Caerus Fund. Ltd. (exercisable for 46,502 shares, without giving effect to any anti-dilution adjustments after August 11, 2005), and Gaia Offshore Master Fund, Ltd. (exercisable for 348,759 shares, without giving effect to any anti-dilution adjustments after August 11, 2005) (collectively, the “Promethean Entities”).
          ZixCorp has advised you that certain actions are currently occurring that will result in an anti-dilution adjustment under the Promethean Warrants. These actions will be completed by September 23, 2005 (the “September 23 Adjustment”). ZixCorp shall advise you of the required anti-dilution adjustment to the Promethean Warrants by 11:00 a.m. (New York time) on September 26, 2005 and no later than September 26, 2005 shall file a Form 8-K disclosing the updated exercise price, share number and expiration date. Also, on or about September 26, 2005, ZixCorp will file a Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-127727), which relates to the Unregistered Shares (as defined below).
          ZixCorp and the Promethean Entities have agreed as follows:
•	After giving effect to the September 23 Adjustment, the term of the Promethean Warrants with respect to ZixCorp common stock shares issuable upon the exercise of the Promethean Warrants (“Warrant Shares”) that are covered by an effective registration statement with the Securities and Exchange Commission (“SEC”) currently and as of September 26, 2005 shall expire at 5:00 p.m. (New York time) on September 30, 2005. The number of Warrant Shares currently covered by an effective registration statement with the SEC is 462,682 (the “Currently Registered Shares”), which are covered by Registration Statement on Form S-3 (File No. 333-108560).

•	After giving effect to the September 23 Adjustment, the term of the Promethean Warrants with respect to shares issuable upon the exercise of the Promethean Warrants that are not included in the Currently Registered Shares (the “Unregistered Shares”) shall expire at 5:00 p.m. (New York time) on the later of (i) December 31, 2005 or (ii) the 45th calendar day following the day that a registration statement with respect to the Unregistered Shares becomes effective and remains effective and ZixCorp notifies the Promethean Entities of such effectiveness.
•	No anti-dilution adjustments will be made under the Promethean Warrants following the September 23 Adjustment with respect to the number of shares underlying the Promethean Warrants (other than pursuant to Sections 8(d) and 8(e)); however, the anti-dilution adjustments relating to the Warrant Exercise Price (as defined in the Promethean Warrants) of the Promethean Warrants exercisable for the Unregistered Shares shall remain in effect following the September 23 Adjustment until the later of (i) November 18, 2005 or (ii) 45 days after the registration statement with respect to the Unregistered Shares becomes effective and remains effective and ZixCorp notifies the Promethean Entities of such effectiveness.
•	Subject to ZixCorp’s compliance with this letter agreement, the Promethean Entities waive any remedies they have under the Registration Rights Agreement, dated as of March 3, 2003, by and among ZixCorp and the Promethean Entities (the “Registration Rights Agreement”), including without limitation Section 2(f) thereof, relating solely to the failure by ZixCorp to have a registration statement effective to cover the resale of the Unregistered Shares as required by the Registration Rights Agreement; provided, that this waiver shall be null and void if ZixCorp fails to obtain an effective registration statement covering the resale of the Unregistered Shares on or before October 31, 2005. The inclusion of this release in this letter agreement shall not be deemed an admission by ZixCorp that it has failed to comply with the requirements of the Registration Rights Agreement with respect to the Unregistered Shares.
          If the foregoing sets forth your understanding of our agreement, please so indicate by signing in the space provided below and returning a copy of this letter to us for our files.
Very truly yours,
/s/ Ronald A. Woessner
Ronald A. Woessner
Sr. Vice President & General Counsel

AGREED AND ACCEPTED:
HFTP Investment LLC
Gaia Offshore Master Fund, Ltd.
Caerus Fund Ltd.
Each by: Promethean Asset Management L.L.C.
Each of its: Investment Manager

By:	/s/	Robert J. Brantman

Robert J. Brantman
Partner and Authorized Signatory